EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:	Kipp A. Bedard Investor Relations kbedard@micron.com (208) 368-4400	Daniel Francisco Media Relations dfrancisco@micron.com (208) 368-5584

Web site URL http://www.micron.com

MICRON TECHNOLOGY, INC., ANNOUNCES DIRECTOR RESIGNATION

Boise, Idaho, July 25, 2007 – Micron Technology, Inc., (NYSE: MU) today announced that Director Gordon C. Smith has informed the company of his resignation from the board of directors for personal reasons.

Smith served two terms on Micron’s board from February 1982 through February 1984 and from September 1990 to the present. Smith is Chairman and Chief Executive Officer of SFG, L.L.C., a holding company for ranch operations and other investments.

“I’ve had a tremendous experience with the company during my 19 years on the Board,” said Smith. “I have enjoyed the opportunity to work with fellow Board members and the Micron team. The semiconductor business is a challenging, competitive business, and I wish the best for Micron as they continue to pursue success in this industry.”

Robert E. Switz, Chairman of the Governance Committee of the Micron Board of Directors, commented, “Speaking on behalf of the Board of Directors, we wish to thank Gordon for his many years of service to Micron. Gordon has been associated with Micron since 1982 and has participated in the company’s growth from a small semiconductor memory company to a globally competitive leader in semiconductor technology and innovation. We wish Gordon well in his future endeavors.”

Micron Technology, Inc., is one of the world's leading providers of advanced semiconductor solutions. Through its worldwide operations, Micron manufactures and markets DRAMs, NAND flash memory, CMOS image sensors, other semiconductor components, and memory modules for use in leading-edge computing, consumer, networking and mobile products. Micron's common stock is traded on the New York Stock Exchange (NYSE) under the MU symbol. To learn more about Micron visit www.micron.com.